Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

FOR IMMEDIATE RELEASE

Inergy Board Declares Distribution

of Suburban Propane Units to Unitholders

Kansas City, MO (August 17, 2012) – Inergy, L.P. (NYSE:NRGY) (Inergy) announced that its Board of Directors has set the record date and distribution date for the distribution to Inergy unitholders of 14,058,418 of the common units of Suburban Propane Partners, L.P. (NYSE:SPH) (SPH) held by Inergy.

As previously announced, on August 1, 2012, Inergy received, as partial consideration for the contribution of its retail propane operations to SPH, approximately 14.2 million SPH common units. Under terms of the contribution agreement, Inergy agreed to distribute on a pro rata basis approximately 14.1 million of the SPH common units to the Inergy unitholders.

The Board has declared a record date of August 29, 2012, for the distribution of the SPH units. Based upon the total number of Inergy units currently outstanding, the distribution of the SPH common units is expected to approximate 0.108 SPH common units for each Inergy limited partner unit outstanding on the record date. The distribution of the SPH common units is expected to occur after the market closes on September 14, 2012, (the “Distribution Date”). The transfer agent will not distribute any fractional SPH common units. Each Inergy unitholder that would have been entitled to receive a fractional unit in the distribution from NRGY will instead be entitled to receive from Inergy a cash payment equal to the value of such fractional unit based on the market price of the SPH common units.

Holders of Inergy limited partner interests on the record date are not required to take any action in order to receive SPH common units in the distribution. Unitholders entitled to receive the distribution will either receive a book-entry account statement reflecting their ownership of SPH common units, or their brokerage account will be credited for the SPH common units.

A prospectus will be delivered to all unitholders entitled to receive the distribution of SPH common units. The prospectus will describe SPH, including the risks of owning SPH common units, and other details regarding the distribution.

Trading of NRGY Units

Beginning on or about August 27, 2012, and continuing through the Distribution Date, Inergy common units trading under the ticker symbol “NRGY” will trade with the right to receive the SPH common units. Inergy common unitholders who sell their NRGY common units during the period on or about August 27, 2012, and continuing through the Distribution Date will be selling the right to receive the SPH common units even though they owned Inergy common units on the record date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Inergy common units on or before the Distribution Date.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law such as the expectation regarding the timing of the distribution and the distribution ratio. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan, including the placement of our expansion projects in-service in a timely manner; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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